CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2010
SEVENTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.
The Plan consists of two separate components: the EMD Component, which applies to eligible employees of Curtiss-Wright Electro-Mechanical Corporation as provided in the EMD appendix to the Plan, and the CWC Component, which applies to other employees eligible to participate in the Plan (the “CWC Component”).

3.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the CWC Component to provide that employees will not earn benefits after their transfer from a nonrepresented position to a represented position covered by a collective bargaining agreement that does not provide for coverage under the Plan.

4.	Articles 12.01 and 12.02 of the CWC Component permit the Company to amend the CWC Component, by written resolution, at any time and from time to time.

5.	Article 11.02(b) of the CWC Component authorizes the Curtiss-Wright Corporation Administrative Committee to adopt certain CWC Component amendments on behalf of the Company.
Amendment:
For the reasons set forth in the Recitals to this Instrument of Amendment, the CWC Component of the Plan is hereby amended in the following respects:

1.	Effective January 1, 2014, Article 2.01 is amended by adding the following paragraph (i) to read as follows:

(i)
An Employee who has transferred from a nonrepresented position to a position represented by a union that has not negotiated a benefit under this Plan pursuant to the provisions of Article 16(d)(i)(A) after December 31, 2013 shall not be eligible to accrue benefits in accordance with the provisions of Article 6 on or after the date of such transfer.

2.	Effective January 1, 2014, Article 16(d)(i)(A) is amended in its entirety to read as follows:

(A)
Credited Service for Benefit Accrual Purposes. All service with the Company or an Affiliated Company in such transferred position shall be included in determining the Employee’s years of Credited Service for purposes of determining the amount of the Employee’s benefit under Article 6 except that any service rendered while the Employee is eligible to accrue benefits under Article 9, would be eligible to accrue benefits under Article 9 but for the fact that his employment is covered by a collective bargaining agreement to which the Company is a party and that does not provide for coverage under the Plan or is eligible to participate in another qualified defined benefit pension plan shall be excluded.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2013.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: